Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

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In the Matter of	)	ORDER TO CEASE AND DESIST
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FIRST MARINER BANK	)
BALTIMORE, MARYLAND	)	FDIC-09-302b
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(Insured State Nonmember Bank))
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First Mariner Bank, Baltimore, Maryland (“Bank”), through its board of directors (“Board”), having been advised of its right to the issuance and service of a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”) dated September 17, 2009, and having also entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist, dated September 17, 2009, with the Commissioner of Financial Regulation for the State of Maryland (“Commissioner”), whereby, solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC, and consented to the adoption of the ORDER by the Commissioner.

The FDIC considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices.  The FDIC, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS ORDERED, that the Bank, institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), of the Bank and its successors and assigns, cease and desist from the following unsafe or unsound banking practices:

1.	Operating the Bank with an inadequate level of capital protection for the kind and quality of assets held by the Bank;
2.	Operating the Bank with inadequate earnings to support operations, maintain capital levels, and support loan loss reserves appropriate to prospective economic conditions;
3.	Operating the Bank with an excessive level of adversely classified loans or assets;
4.	Operating the Bank with inadequate management policies and practices; and
5.	Operating the Bank with inadequate liquidity in light of the Bank’s reliance on non-core funding, its capital position, and prospective funding needs.

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties and its successors and assigns take affirmative action as follows:

MANAGEMENT

1.           The Bank shall have and retain qualified management.  Each member of management shall possess qualifications and experience commensurate with his or her duties and responsibilities at the Bank.  The qualifications of management personnel shall be evaluated on their ability to:

(i)	comply with the requirements of this ORDER;

(ii)	operate the Bank in a safe and sound manner;

(iii)	comply with applicable laws and regulations; and

(iv)           restore all aspects of the Bank to a safe and sound condition, including improving the Bank’s asset quality, capital adequacy, earnings, management effectiveness, and liquidity.

RESTRICTION ON ADVANCES TO CLASSIFIED BORROWERS

2.            (a)           While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose existing credit has been classified “Loss” by the FDIC or the Commissioner as the result of its examination of the Bank, either in whole or in part, and is uncollected, or to any borrower who is already obligated in any manner to the Bank on any extension of credit, including any portion thereof, that has been charged off the books of the Bank and remains uncollected.  The requirements of this paragraph shall not prohibit the Bank from renewing credit already extended to a borrower after full collection, in cash, of interest due from the borrower.

(b)           While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose extension of credit is classified “Doubtful” and/or “Substandard” by the FDIC or the Commissioner as the result of its examination of the Bank, either in whole or in part, and is uncollected, unless the Board has signed a detailed written statement giving reasons why failure to extend such credit would be detrimental to the best interests of the Bank.  The statement shall be placed in the appropriate loan file and included in the minutes of the applicable meeting of the Board.

BUDGET AND PROFIT PLAN

3.            (a)           Within 30 days of the end of the calendar year 2009, the Bank shall formulate and submit to the Regional Director of the New York Regional Office of the FDIC (“Regional Director”) and the Commissioner for review and comment a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar year 2010.  The plan required by this paragraph shall contain formal goals and strategies, be consistent with sound banking practices, reduce discretionary expenses, improve the Bank’s overall earnings and net interest income, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.

(b)          The written profit plan shall address, at a minimum:

(i)	An analysis of the Bank’s pricing structure;

(ii)	The level and related provision expenses of adversely classified loans or assets; and

(iii)	A recommendation for reducing the Bank’s cost of funds.

(c)          Within 30 days after the end of each calendar quarter following completion of the profit plan and budget required by this paragraph, the Board shall evaluate the Bank’s actual performance in relation to the written profit plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Board meeting when such evaluation is undertaken.

(d)          A written profit plan and budget shall be prepared for each calendar year for which this ORDER is in effect and shall be submitted to the Regional Director and the Commissioner for review and comment within 30 days after the end of each year.  Within 30 days after receipt of all such comments from the Regional Director and the Commissioner, and after adoption of any recommended changes, the Board shall approve the written profit plan and budget, which approval shall be recorded in the minutes of the applicable Board meeting.  Thereafter, the Bank shall implement and follow the plan.

CAPITAL PLAN

4.           (a)           Within 30 days after the effective date of this ORDER, the Bank shall submit a written capital plan to the Regional Director and the Commissioner.  The capital plan shall require the Bank, after establishing an Allowance for Loan and Lease Losses, to achieve and maintain, on or before June 30, 2010, its Tier 1 Leverage Capital ratio equal to or greater than 7.50 percent of the Bank’s Average Total Assets and its Total Risk-Based Capital ratio equal to or greater than 11 percent of the Bank’s Total Risk Weighted Assets.  In developing the capital plan, the Bank must take into consideration:

(i)           The volume of the Bank’s adversely classified assets;

(ii)          The nature and level of the Bank’s asset concentrations;

(iii)         The adequacy of the Bank’s Allowance for Loan and Lease Losses;

(iv)         The anticipated level of retained earnings;

(v)          Anticipated and contingent liquidity needs; and

(vi)        The source and timing of additional funds to fulfill future capital needs.

(b)           Beginning on March 31, 2010, the Bank shall maintain its Tier 1 Leverage Capital ratio at a level equal to or greater than 6.5 percent and its Total Risk-Based Capital ratio at a level equal to or greater than 10 percent.

(c)           Within 30 days after receipt of comments to the capital plan from the Regional Director and the Commissioner, the Board shall adopt the capital plan, including any modifications or amendments requested by the Regional Director and the Commissioner.  Thereafter, the Bank shall immediately initiate measures detailed in the capital plan, to the extent such measures have not previously been initiated, to effect compliance with the plan.

(d)           If any such capital ratios are less than required by this ORDER, as determined as of the date of any Report of Condition and Income or at an examination by the FDIC or the Commissioner, the Bank shall, within 30 days after receipt of a written notice of the capital deficiency from the Regional Director and the Commissioner, present to the Regional Director and the Commissioner a new capital plan to increase the Bank’s Tier 1 Capital or to take other measures to bring the Tier 1 Leverage and Total Risk Based capital ratios to the percentages required by this ORDER.  Such other measures shall include, but not be limited to, the direct contribution of cash by the parent holding company or the merger with or acquisition by another federally insured institution or holding company thereof.  Within 30 days after receipt of comments to the new capital plan from the Regional Director and the Commissioner, the Board shall adopt the new capital plan, including any modifications or amendments requested by the Regional Director and the Commissioner.

(e)           Thereafter, the Bank shall immediately initiate measures detailed in the new capital plan, to the extent such measures have not previously been initiated, to increase its capital by an amount sufficient to bring the Tier 1 Leverage and Total Risk Based capital ratios to the percentages required by this ORDER.

(f)           In addition, the Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, App. A.

(g)           For purposes of this ORDER, all terms relating to capital shall be calculated according to the methodology set forth in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325.

REDUCTION OF ADVERSELY CLASSIFIED ASSETS

5.           (a)           Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge off or collection, all assets classified "Loss" in the Bank’s Report of Examination as of March 30, 2009 (“2009 Report”) that have not been previously collected or charged off.  Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.

(b)           Within 60 days from the effective date of this ORDER, the Bank shall revise or adopt a written plan to reduce the Bank’s risk exposure in each asset classified “Substandard” in the 2009 Report, and submit such plan to the Regional Director and the Commissioner for review and comment.  For purposes of this provision, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the FDIC and/or the Commissioner.  In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified loan or lease, review, analyze and document the financial position of the borrower, including source of repayment, repayment ability and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral and any possible actions to improve the Bank’s collateral position.

(c)           In addition, the plan mandated by this paragraph shall also include, but not be limited to, the following:

(i)           a schedule for reducing the outstanding dollar amount of each adversely classified asset, including timeframes, with the objective of achieving the reduced dollar amounts (at a minimum, the schedule for each adversely classified asset must show its expected dollar balance on a quarterly basis);

(ii)           specific action plans intended to reduce the Bank’s risk exposure in each classified asset;

(iii)           a schedule showing, on a quarterly basis, the expected consolidated balance of all adversely classified assets and the ratio of the consolidated balance to the Bank’s projected Tier 1 capital plus the Allowance for Loan and Lease Losses;

(iv)           a provision for the Bank’s submission of monthly written progress reports to the Board; and

(v)           a provision mandating the Board to review the progress reports, with a notation of the review recorded in the meeting minutes of the Board.

(d)           The plan mandated by this paragraph shall further require a reduction in the aggregate balance of assets classified “Substandard” in the 2009 Report in accordance with the following schedule:

(i)	within 270 days from the effective date of this ORDER, shall be reduced by at least 25 percent; and

(ii)	by December 31, 2010, shall be reduced by at least 50 percent.

(e)           The requirements of this paragraph do not represent standards for future operations of the Bank.  Following achievement with any expected or anticipated reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets.

(f)            Within 30 days after the Regional Director and the Commissioner have responded to the plan mandated by this paragraph, the Board shall adopt the plan, as amended or modified by the Regional Director and the Commissioner, at which time the Bank shall immediately implement the plan to the extent that the provisions of the plan are not already in effect at the Bank.

RESTRICTION ON DIVIDENDS AND MANAGEMENT FEES

6.           Neither the Bank nor any of its subsidiaries shall pay cash dividends or management fees (excluding payments to affiliates to reimburse such affiliates for bona fide expenses in the normal course of business) without the prior written consent of the Regional Director and the Commissioner.

BROKERED DEPOSITS

7.           (a)           Upon the effective date of this ORDER, the Bank shall not accept, renew or roll over any “brokered deposits” (as that term is defined in section 337.6(a)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6(a)(2)), unless the Bank has been granted a waiver by the Regional Director.

(b)           While this ORDER is in effect, the Bank shall comply with the restrictions on the effective yield on deposits described in section 337.6 of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6.

LIQUIDITY

8.           (a)           Within 60 days after the effective date of this ORDER, the Bank shall establish a liquidity plan and submit it to the Regional Director and the Commissioner for review and comment.  Annually thereafter, while this ORDER is in effect, the Bank shall review its liquidity plan for adequacy and, based upon such review, shall make necessary revisions to the liquidity plan to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs.  The initial liquidity plan shall include, at a minimum, provisions:

(i)           establishing a reasonable range for its net non-core funding ratio as computed in the Uniform Bank Performance Report and shall address the means by which the Bank will seek to reduce its reliance on non-core funding, wholesale funding sources, and high cost rate-sensitive deposits to a level acceptable to the Regional Director and the Commissioner;

(ii)          identifying the source and use of borrowed and/or volatile funds;

(iii)         establishing sufficient back-up lines of credit, to the extent possible, that would allow the Bank to borrow funds to meet depositor demands if the Bank’s other provisions for liquidity proved to be inadequate;

(iv)        establishing a minimum liquidity ratio and defining how the ratio is to be calculated;

(v)         establishing contingency plans by identifying alternative courses of action designed to meet the Bank’s liquidity needs; and

(vi)        addressing the use of borrowings (i.e., seasonal credit needs, match funding mortgage loans, etc.) and providing for reasonable maturities commensurate with the use of the borrowed funds; addressing concentration of funding sources; and addressing pricing and collateral requirements with specific allowable funding channels.

(b)        Within 30 days after the Regional Director and the Commissioner have responded to the liquidity plan, the Board shall adopt the liquidity plan as amended or modified by the Regional Director and the Commissioner, at which time the Bank shall immediately implement the liquidity plan to the extent that the provisions of the liquidity plan are not already in effect at the Bank.

CORRECTION AND PREVENTION

9.           Beginning on the effective date of this ORDER, the Bank shall take steps necessary, consistent with other provisions of this ORDER and sound banking practices, to correct and implement all recommendations and findings that were identified in the 2009 Report.

COMPLIANCE COMMITTEE

10.           Within 30 days after the effective date of this ORDER, the Board shall establish a committee of the Board charged with the responsibility of ensuring that the Bank complies with the provisions of this ORDER.  At least 75 percent of the members of such committee shall be directors not employed in any capacity by the Bank other than as a director.  The committee shall maintain minutes for all meetings.  The committee shall report monthly to the full Board, and a copy of the report and any discussion relating to the report or the ORDER shall be noted in the minutes of the Board meetings.  The establishment of this subcommittee shall not diminish the responsibility or liability of the entire Board to ensure compliance with the provisions of this ORDER.

PROGRESS REPORTS

11.           Within 30 days after the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Commissioner written progress reports signed by each member of the Board, detailing the actions taken to secure compliance with the ORDER and the results thereof.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Commissioner have released, in writing, the Bank from making further reports.

This ORDER shall be binding upon the Bank, its successors and assigns, and all institution-affiliated parties of the Bank.

The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provision of this ORDER shall have been modified, terminated, superseded, or set aside by the FDIC in writing.

This ORDER will become effective upon its issuance by the FDIC.

Pursuant to delegated authority.

Dated this 18th day of September, 2009.

/s/
James C. Watkins
Deputy Regional Director
New York Region
Division of Supervision and Consumer Protection
Federal Deposit Insurance Corporation
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